Exhibit 99.1

Covanta Holding Corporation Reports 2021 Third Quarter Results

MORRISTOWN, NJ, October 28, 2021 - Covanta Holding Corporation (NYSE: CVA) ("Covanta" or the "Company"), a world leader in sustainable waste and energy solutions, reported financial results today for the three and nine months ended September 30, 2021.

	Three Months Ended September 30,
	2021	2020

	(Unaudited, $ in millions)
Revenue	$539	$491
Net income	$30	$5
Adjusted EBITDA	$169	$128
Net cash provided by operating activities	$90	$36
Free Cash Flow	$60	$2
Reconciliations of non-GAAP measures can be found in the exhibits to this press release.

Key Highlights
•Adjusted EBITDA up $41 million year-over-year
•Waste-to-energy tip fee price growth of 4.5% year-over-year
•Capturing materially higher prices for energy and recycled metals
•UK construction and commissioning activities on track
•EQT transaction received shareholder approval on October 12, and is expected to close by end of year, subject to final regulatory approvals

“Our team continues to execute extremely well, with consistent operating performance positioning the Company to maximize revenue in a strong market environment that includes upward pressure on disposal prices, growing demand for sustainable waste solutions, and higher values for the commodities we generate,” said Michael Ranger, President and CEO. “While we work toward closing our transaction with EQT and preparing for the Company's next chapter, we remain focused on our customers and communities, operating safely and efficiently, and leveraging the unique value of our assets.”

Discussion of Third Quarter 2021 Results
Total revenue for the three months ended September 30, 2021 was $539 million, up $48 million as compared to the prior year period, driven by the following:
•Waste revenue improved by $20 million, with growth in nearly all areas, including:
◦Tip fees up $16 million on higher prices and volumes; and
◦Material processing and recycling revenue up $7 million amid strong recovery in demand for environmental services;
•Energy revenue increased by $11 million due to higher market prices and increased revenue from renewable energy credits, partially offset by lower wholesale load serving revenue; and
•Materials sales increased by $21 million, with a $15 million increase in ferrous revenue and a $6 million increase in non-ferrous revenue due to higher market prices for metal products.

Total operating expenses were $465 million in the quarter, up $24 million over the prior year period, driven by the following:
•Wages and benefits rose by $9 million, with normalized compensation costs compared to COVID-related cost mitigation actions taken in the third quarter of 2020 and higher accruals for incentive compensation based on financial performance;
•Maintenance expense decreased by $7 million due to the timing of planned outage activity;
•Other operating costs increased by $5 million primarily related to higher insurance premiums, transportation and fuel costs; and
•General and administrative expense rose by $9 million, with the cost mitigation actions taken in the prior year period and increased costs relating to the strategic review impacting the comparison.

Adjusted EBITDA increased by $41 million to $169 million, driven primarily by higher waste and commodity prices and lower maintenance expense, partially offset by higher costs compared to the prior year cost mitigation program.

Free Cash Flow was $60 million in the quarter, up $58 million compared to the prior year. This improvement was driven primarily by higher Adjusted EBITDA and reduced maintenance capital expenditures.

The Company ended the quarter with $2.4 billion of net debt outstanding and a leverage ratio of 5.2x.

About Covanta
Covanta is a world leader in providing sustainable waste and energy solutions. Annually, Covanta’s modern Waste-to-Energy ("WtE") facilities safely convert approximately 21 million tons of waste from municipalities and businesses into clean, renewable electricity to power one million homes and recycle 600,000 tons of metal. Through a vast network of treatment and recycling facilities, Covanta also provides comprehensive industrial material management services to companies seeking solutions to some of today’s most complex environmental challenges. For more information, visit www.covanta.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute "forward-looking" statements as defined in Section 27A of the Securities Act of 1933 (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission ("SEC"), all as may be amended from time to time. Forward-looking statements are those that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments and other relevant factors. They are not guarantees of future performance or actual results. Developments and business decisions may differ from those envisaged by our forward-looking statements. Forward-looking statements, including, without limitation, statements with respect to the consummation of the transaction with EQT, involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta Holding Corporation (“Covanta”), its subsidiaries and joint ventures or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, in particular, the announced business combination with EQT depends on the satisfaction of the closing conditions to the business combination, and there can be no assurance as to whether or when the business combination will be consummated. For additional information see the Cautionary Note Regarding Forward-Looking Statements in the Company's 2020 Annual Report on Form 10-K as well as Risk Factors in the Company’s most recent Quarterly Report on Form 10-Q for the period ended September 30, 2021.

Investor Contact
Dan Mannes
1-862-345-5456
IR@covanta.com

Media Contact
Nicolle Robles
1-862-345-5245

Covanta Holding Corporation	Exhibit 1
Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(Unaudited) (In millions, except per share amounts)
OPERATING REVENUE:
Waste revenue	$378	$358	$1,085	$1,035
Energy revenue	104	93	294	264
Materials sales revenue	42	21	116	58
Services revenue	15	19	48	56
Total operating revenue	539	491	1,543	1,413
OPERATING EXPENSE:
Cost of operations	366	358	1,154	1,080
Other operating expense, net	—	2	(1)	6
General and administrative expense	36	27	102	84
Depreciation and amortization expense	63	54	175	168
Impairment charges (a)	—	—	—	19
Total operating expense	465	441	1,430	1,357
Operating income	74	50	113	56
OTHER (EXPENSE) INCOME:
Interest expense	(31)	(32)	(94)	(100)
Net gain on sale of business and investments (a)	—	—	—	9
Loss on extinguishment of debt (a)	—	(12)	—	(12)
Other expense	(1)	—	(1)	(2)
Total other expense	(32)	(44)	(95)	(105)
Income (loss) before income tax (expense) benefit and equity in net income from unconsolidated investments	42	6	18	(49)
Income tax (expense) benefit	(14)	(3)	(8)	6
Equity in net income from unconsolidated investments	2	2	3	3
Net income (loss)	$30	$5	$13	$(40)

Weighted Average Common Shares Outstanding:
Basic	133	132	133	132
Diluted	138	134	137	132

Income (Loss) Per Share
Basic	$0.23	$0.04	$0.10	$(0.30)
Diluted	$0.22	$0.04	$0.10	$(0.30)

Cash Dividend Declared Per Share	$0.08	$0.08	$0.24	$0.41
(a) For additional information, see Exhibit 4 of this Press Release.

Covanta Holding Corporation	Exhibit 2
Consolidated Balance Sheets

	September 30,	December 31,
	2021	2020

	(Unaudited)
ASSETS	(In millions, except per share amounts)
Current:
Cash and cash equivalents	$54	$55
Restricted funds held in trust	8	11
Receivables (less allowances of $8 and $8, respectively)	259	260
Prepaid expenses and other current assets	78	117
Total Current Assets	399	443
Property, plant and equipment, net	2,364	2,421
Restricted funds held in trust	17	6
Intangible assets, net	222	237
Goodwill	302	302
Other assets	294	297
Total Assets	$3,598	$3,706
LIABILITIES AND EQUITY
Current:
Current portion of long-term debt	$28	$18
Current portion of project debt	9	9
Accounts payable	70	75
Accrued expenses and other current liabilities	341	303
Total Current Liabilities	448	405
Long-term debt	2,338	2,396
Project debt	109	116
Deferred income taxes	343	362
Other liabilities	137	117
Total Liabilities	3,375	3,396
Equity:
Preferred stock ($0.10 par value; authorized 10 shares; none issued and outstanding)	—	—
Common stock ($0.10 par value; authorized 250 shares; issued 136 shares, outstanding 133 shares and 132 shares, respectively)	14	14
Additional paid-in capital	897	882
Accumulated other comprehensive loss	(114)	(32)
Accumulated deficit	(574)	(554)
Treasury stock, at par	—	—
Total Equity	223	310
Total Liabilities and Equity	$3,598	$3,706

Covanta Holding Corporation	Exhibit 3
Consolidated Statements of Cash Flow

	Nine Months Ended September 30,
	2021	2020

	(Unaudited, in millions)
OPERATING ACTIVITIES:
Net income (loss)	$13	$(40)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	175	168
Amortization of deferred debt financing costs	3	3
Net gain on sale of business and investments (a)	—	(9)
Impairment charges (a)	—	19
Loss on extinguishment of debt (a)	—	12
Stock-based compensation expense	23	19
Provision for expected credit losses	1	1
Equity in net income from unconsolidated investments	(3)	(3)
Deferred income taxes	5	(7)
Dividends from unconsolidated investments	4	3
Other, net	2	4
Changes in working capital	23	18
Changes in noncurrent assets and liabilities, net	1	3
Net cash provided by operating activities	247	191
INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(109)	(117)
Proceeds from asset sales	—	3
Property insurance proceeds	1	—
Investment in equity affiliates	(6)	(11)
Other, net	(2)	(10)
Net cash used in investing activities	(116)	(135)
FINANCING ACTIVITIES:
Proceeds from borrowings on long-term debt	—	538
Proceeds from borrowings on revolving credit facility	244	631
Payments on long-term debt	(14)	(551)
Payments on revolving credit facility	(281)	(574)
Payments on project debt	(7)	(6)
Payment of deferred financing costs	—	(8)
Cash dividends paid to stockholders	(34)	(78)
Proceeds from related party note	—	9
Payments of insurance premium financing	(28)	(24)
Other, net	(3)	(5)
Net cash used in financing activities	(123)	(68)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	—
Net increase (decrease) in cash, cash equivalents and restricted cash	7	(12)
Cash, cash equivalents and restricted cash at beginning of period	72	63
Cash, cash equivalents and restricted cash at end of period	$79	$51

(a) For additional information, see Exhibit 4 of this Press Release.

Covanta Holding Corporation	Exhibit 4
Consolidated Reconciliation of Net Income (Loss) and Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,	LTM
	2021	2020	2021	2020	2020	September 30, 2021

	(Unaudited, in millions)
Net income (loss)	$30	$5	$13	$(40)	$(28)	$25
Depreciation and amortization expense	63	54	175	168	224	231
Interest expense	31	32	94	100	133	127
Income tax expense (benefit)	14	3	8	(6)	(18)	(4)
Impairment charges (a)	—	—	—	19	19	—
Net gain on sale of businesses and investments (b)	—	—	—	(9)	(26)	(17)
Loss on extinguishment of debt (c)	—	12	—	12	12	—
Property insurance recoveries, net	(1)	—	(1)	—	(1)	(2)
Loss on sale of assets	2	—	1	2	3	2
Accretion expense	1	1	2	2	2	2
Business development and transaction costs (d)	7	1	11	1	1	11
Severance and reorganization costs	—	1	5	2	5	8
Stock-based compensation expense	5	5	23	19	29	33
Adjustments to reflect Adjusted EBITDA from unconsolidated investments	6	6	19	18	24	25
Capital type expenditures at client owned facilities (e)	6	5	27	24	36	39
Other (f)	5	3	8	9	9	8
Adjusted EBITDA	$169	$128	$385	$321	$424	$488
(a)During the nine months ended September 30, 2020 and the year ended December 31, 2020, we recorded a $19 million, respectively, non-cash impairment charge related to our Covanta Environmental Solutions reporting unit.
(b)During the nine months ended September 30, 2020, we recorded a $9 million gain related to the Newhurst Energy Recovery Facility development project.
During the year ended December 31, 2020, we recorded a $26 million gain on the sale of business and investments comprised of a $9 million gain related to the Newhurst Energy Recovery Facility development project and a $17 million gain related to the Protos Energy Recovery Facility development project.
(c)During the nine months ended September 30, 2020 and year ended December 31, 2020, we recorded a $12 million loss on extinguishment of debt, respectively, comprised of approximately $10 million related to the redemption of our 5.875% Senior Notes due 2024 and approximately $1 million related to the refinancing of our tax-exempt bonds.
(d)During the three and nine months ended September 30, 2021 we recorded $7 million and $11 million, respectively of legal, accounting and other expenses in connection with our merger related activities.
(e)Adjustment for capital equipment related expenditures at our service fee operated facilities which are capitalized at facilities that we own.
(f)Added back under the definition of Adjusted EBITDA in Covanta Energy, LLC's credit agreement.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(Unaudited, in millions)
Net cash provided by operating activities	$90	$36	$247	$191
Capital type expenditures at client owned facilities (a)	6	5	27	24
Cash paid for interest	52	56	112	104
Cash paid for taxes	2	2	4	3
Equity in net income from unconsolidated investments	2	2	3	3
Adjustments to reflect Adjusted EBITDA from unconsolidated investments	6	6	19	18
Dividends from unconsolidated investments	—	—	(4)	(3)
Adjustments for working capital and other	11	21	(23)	(19)
Adjusted EBITDA	$169	$128	$385	$321
(a) See Adjusted EBITDA reconciliation above - Note (e).

Covanta Holding Corporation	Exhibit 5
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(Unaudited, in millions)
Net cash provided by operating activities	$90	$36	$247	$191
Changes in restricted funds - operating (a)	(8)	2	(10)	—
Software implementation expenditures (b)	(1)	(1)	(2)	(2)
Maintenance capital expenditures (c)	(21)	(35)	(94)	(107)
Free Cash Flow	$60	$2	$141	$82

(a) Adjustment for the impact of the adoption of ASU 2016-18 effective January 1, 2018. As a result of adoption, the statement of cash flows explains the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, changes in restricted funds are eliminated in arriving at net cash, cash equivalents and restricted funds provided by operating activities.

(b) Due to the adoption of ASU 2018-15 effective January 1, 2020, these expenditures, previously included in Maintenance capital expenditures above and Purchases of property, plant and equipment on our consolidated statement of cash flows, are now included in Other, net in the investing section of our consolidated statement of cash flows.

(c) Purchases of property, plant and equipment are also referred to as capital expenditures. Capital expenditures that primarily maintain existing facilities are classified as maintenance capital expenditures. The following table provides the components of total purchases of property, plant and equipment:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(Unaudited, in millions)
Maintenance capital expenditures	$(21)	$(35)	$(94)	$(107)
Net maintenance capital expenditures paid but incurred in prior periods	(1)	—	(11)	2

Total ash processing system	(1)	(3)	(2)	(11)
Capital expenditures associated with other organic growth initiatives	(2)	—	(2)	(1)
Total capital expenditures associated with growth investments (d)	(3)	(3)	(4)	(12)
Total purchases of property, plant and equipment	$(25)	$(38)	$(109)	$(117)

(d) Total growth investments represents investments in growth opportunities, including organic growth initiatives, technology, business development, and other similar expenditures, net of third party loans collateralized by unconsolidated project equity:

Capital expenditures associated with growth investments	$(3)	$(3)	$(4)	$(12)
UK business development projects	—	—	—	(9)
Investment in equity affiliate	(2)	(1)	(6)	(11)
Less: Third party project loan proceeds collateralized by project equity	—	—	—	9
Total growth investments	$(5)	$(4)	$(10)	$(23)

Covanta Holding Corporation		Exhibit 6
Supplemental Information
(Unaudited, $ in millions)
	Three Months Ended September 30,
	2021	2020
REVENUE:
Waste:
Tip fees	$184	$168
Service fees	120	119
Waste to energy processing	304	287
Materials processing and recycling	29	22
Waste handling and disposal	80	81
Intercompany	(35)	(31)
Total waste revenue	378	358
Energy:
Energy sales	75	63
Capacity	11	10
Wholesale load serving (1)	8	17
Renewable energy credits and other	10	3
Total energy revenue	104	93
Materials sales:
Ferrous	27	12
Non-ferrous	15	9
Total materials sales revenue	42	21
Services revenue	15	19
Total revenue	$539	$491

OPERATING EXPENSE:
Cost of operations:
Wages & benefits	$127	$118
Maintenance	59	66
Other operating costs	179	174
Cost of operations	366	358
Other operating expense, net	—	2
General and administrative	36	27
Depreciation and amortization	63	54
Total operating expense	$465	441

Operating income	$74	$50

(1) Includes wholesale energy load serving revenue not included in Energy sales line, such as transmission and ancillaries.

Note: Certain amounts may not total due to rounding.

Covanta Holding Corporation		Exhibit 7
Operating Metrics
(Unaudited)
	Three Months Ended September 30,
	2021	2020
WtE Waste
Tons: (in millions)
Tip fees- contracted	2.36	2.28
Tip fees- uncontracted	0.51	0.46
Service fees	2.68	2.74
Total tons	5.55	5.48
Tip Fee revenue per ton:
Tip fees- contracted	$57.39	$55.45
Tip fees- uncontracted	$95.54	$89.89
Average tip fees	$64.13	$61.23
WtE Energy
Energy sales: (MWh in millions)
Contracted	0.51	0.51
Hedged	0.75	1.13
Market	0.39	NM
Total energy	1.64	1.65
Market sales by geography: (MWh in millions)
PJM East	0.2	—
NEPOOL	0.1	—
NYISO	0.1	—
Other	0.1	—
Revenue per MWh (excludes capacity and other energy revenue):
Contracted	$72.18	$65.89
Hedged	$30.44	$26.31
Market	$39.17	NM
Average revenue per MWh	$45.49	$38.24
Materials sales
Tons Recovered: (in thousands)
Ferrous	128.4	118.2
Non-ferrous	13.7	12.2
Tons Sold: (in thousands)
Ferrous	110.8	101.3
Non-ferrous	8.5	9.1
Revenue per ton:
Ferrous	$240	$115
Non-ferrous	$1,769	$1,003

Note: Waste volume includes solid tons only. Materials and energy volume are presented net of client revenue sharing. Steam sales are converted to MWh equivalent at an assumed average rate of 11 klbs of steam / MWh. Hedged energy sales includes the energy component of wholesale load serving. Uncontracted energy sales include sales under PPAs that are based on market prices.
Note: Certain amounts may not total due to rounding.

Covanta Holding Corporation	Exhibit 8
Capitalization Summary

(Face value; unaudited, in millions)	September 30, 2021	December 31, 2020	December 31, 2019

Cash and cash equivalents	$54	$55	$37

Corporate debt:
Secured	$641	$691	$659
Unsecured	1,744	1,744	1,744
Total corporate debt	$2,385	$2,435	$2,403
Project debt	116	123	131
Total debt	$2,501	$2,558	$2,534

Net debt (a)	$2,444	$2,499	$2,483

Stockholders’ equity	$223	$310	$376

Credit Ratios:
Leverage ratio (a)	5.2x	6.2x	6.1x
Senior credit facility leverage ratio (b)	1.6x	2.0x	2.2x
(a) Leverage ratio is defined as net debt (total principal amount of debt outstanding on consolidated balance sheet, less cash and cash equivalents, restricted funds escrowed for debt principal repayment, and escrowed construction financing proceeds) divided by Adjusted EBITDA, excluding proportional Adjusted EBITDA from unconsolidated projects but including cash dividends from unconsolidated projects.
(b) Leverage ratio as calculated for senior credit facility covenant. Effectively represents leverage at Covanta Energy, LLC and subsidiaries and ratio is pro forma for acquisitions (when applicable).

Discussion of Non-GAAP Financial Measures
We use a number of different financial measures, both United States generally accepted accounting principles (“GAAP”) and non-GAAP, in assessing the overall performance of our business. To supplement our assessment of results prepared in accordance with GAAP, we use the measures of Adjusted EBITDA and Free Cash Flow, which are non-GAAP financial measures as defined by the Securities and Exchange Commission. The non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow as described below, and used in the tables above, are not intended as a substitute or as an alternative to net income, cash flow provided by operating activities or diluted earnings per share as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP. In addition, our non-GAAP financial measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.
The presentations of Adjusted EBITDA and Free Cash Flow are intended to enhance the usefulness of our financial information by providing measures which management internally use to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business.

Adjusted EBITDA
We use Adjusted EBITDA to provide additional ways of viewing aspects of operations that, when viewed with the GAAP results provide a more complete understanding of our core business. As we define it, Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income including the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, adjustments to reflect the Adjusted EBITDA from our unconsolidated investments, adjustments to exclude significant unusual or non-recurring items that are not directly related to our operating performance plus adjustments to capital type expenses for our service fee facilities in line with our credit agreements. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends. As larger parts of our business are conducted through unconsolidated investments, we adjust EBITDA for our proportionate share of the entity's depreciation and amortization, interest expense, tax expense and other adjustments to exclude significant unusual or non-recurring items that are not directly related to the entity's operating performance. in order to improve comparability to the Adjusted EBITDA of our wholly owned entities. We do not have control, nor have any legal claim to the portion of our unconsolidated investees' revenues and expenses allocable to our joint venture partners. As we do not control, but do exercise significant influence, we account for these unconsolidated investments in accordance with the equity method of accounting. Net income (losses) from these investments are reflected within our consolidated statements of operations in Equity in net income from unconsolidated investments. In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020, reconciled for each such period to net income and net cash provided by operating activities, which are believed to be the most directly comparable measures under GAAP.
Our projections of the proportional contribution of our interests in joint ventures to our Adjusted EBITDA and Free Cash Flow are not based on GAAP net income/loss or cash flow provided by operating activities, respectively, and are anticipated to be adjusted to exclude the effects of events or circumstances in 2021 that are not representative or indicative of our results of operations and that are not currently determinable. Due to the uncertainty of the likelihood, amount and timing of any such adjusting items, we do not have information available to provide a quantitative reconciliation of projected net income/loss to an Adjusted EBITDA projection.

Free Cash Flow
Free Cash Flow is defined as cash flow provided by operating activities, plus changes in operating restricted funds, less expenditures for software implementation and maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities.
We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions, invest in construction of new projects, make principal payments on debt, or amounts we can return to our stockholders through dividends and/or stock repurchases.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow for the three and nine months ended September 30, 2021 and 2020, reconciled for each such period to net cash provided by operating activities, which we believe to be the most directly comparable measure under GAAP.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta Holding Corporation and its subsidiaries (“Covanta”) or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Covanta cautions investors that any forward-looking statements made by us are not guarantees or indicative of future performance. Important factors, risks and uncertainties that could cause actual results to differ materially from those forward-looking statements include, but are not limited to:

•potential delay or failure to consummate the announced transaction with EQT;
•the impact of the COVID-19 pandemic on our employees, business, and operations, or on the economy in general, including commercial and financial markets;
•our ability to identify opportunities and execute on strategies and transactions, including in connection with a strategic review of our business and including acquisitions, divestitures, and restructuring opportunities;
•seasonal or long-term fluctuations in the prices of energy, waste disposal, scrap metal and commodities;
•our ability to renew or replace expiring contracts at comparable prices and with other acceptable terms;
•adoption of new laws and regulations in the United States and abroad, including energy laws, environmental laws, tax laws, labor laws and healthcare laws;
•failure to maintain historical performance levels at our facilities and our ability to retain the rights to operate facilities we do not own;
•our ability to avoid adverse publicity or reputational damage relating to our business;
•advances in technology;
•difficulties in the operation of our facilities, including fuel supply and energy delivery interruptions, failure to obtain regulatory approvals, equipment failures, labor disputes and work stoppages, and weather interference and catastrophic events;
•difficulties in the financing, development and construction of new projects and expansions, including increased construction costs and delays;
•our ability to realize the benefits of long-term business development and bear the cost of business development over time;
•limits of insurance coverage;
•our ability to avoid defaults under our long-term contracts;
•performance of third parties under our contracts and such third parties' observance of laws and regulations;
•concentration of suppliers and customers;
•geographic concentration of facilities;
•increased competitiveness in the energy and waste industries;
•changes in foreign currency exchange rates;
•limitations imposed by our existing indebtedness, including limitations on strategic alternatives or transactions;
•our ability to perform our financial obligations and guarantees and to refinance our existing indebtedness;
•exposure to counterparty credit risk and instability of financial institutions in connection with financing transactions;
•the scalability of our business;
•our ability to attract and retain talented people;
•failures of disclosure controls and procedures and internal controls over financial reporting;
•our ability to utilize net operating loss carryforwards;
•general economic conditions in the United States and abroad, including the availability of credit and debt financing; and
•other risks and uncertainties affecting our business described in Item 1A. Risk Factors of our Annual Report on Form 10-K and in Part II Item 1A in the most recent Quarterly Report on Form 10-Q for the period ended June 30, 2021 and in other filings by Covanta with the SEC.

Although Covanta believes that its plans, cost estimates, returns on investments, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta's and the joint ventures future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have, or undertake, any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.